Exhibit 99.1

Contact:
Richard S. Eiswirth, Jr. Chief Financial Officer 678.527.1750	Donald Ellis ICR, Inc. 925.253.1240
FOR IMMEDIATE RELEASE
ALIMERA SCIENCES SECURES $32.5 MILLION CREDIT FACILITY
ATLANTA, October 14, 2010 — Alimera Sciences, Inc. (NASDAQ: ALIM) (“Alimera”) announced today that it has obtained a $32.5 million senior secured credit facility to help fund its working capital requirements. The credit facility consists of a $20 million revolving line of credit provided by Silicon Valley Bank and a $12.5 million term loan provided by MidCap Financial, LLC and Silicon Valley Bank.
The lenders have advanced $6.25 million under the term loan and may advance the remaining $6.25 million following FDA approval of Iluvien, but no later than July 31, 2011. The revolving line of credit may be drawn by Alimera against accounts receivable subsequent to the launch of Iluvien.
The interest rate on amounts advanced under the term loan on or prior to February 28, 2011 will be 11.5%, and 12.0% on amounts advanced subsequent to February 28, 2011. The revolving line of credit will bear interest at Silicon Valley Bank’s prime rate plus 2.50% with a floor of 6.50%.
In connection with the term loan, Alimera issued the lenders ten-year warrants to purchase an aggregate of up to 79,546 shares of common stock at an exercise price of $11.00 per share, Alimera’s initial public offering price.
“We are very pleased to have secured this financing on attractive terms to supplement the proceeds from our initial public offering in April of this year,” said Rick Eiswirth, Chief Operating Officer and Chief Financial Officer of Alimera. “This agreement provides us with additional financial cushion as we prepare to commercialize our lead product candidate, Iluvien®, which was granted Priority Review status by the U.S. Food and Drug Administration on August 30, 2010.”
“We are excited to partner with Alimera and provide them with the financing they need to grow and bring to market their solution for treating one of the leading causes of blindness in the world,” said Scott McCarty, relationship manager at Silicon Valley Bank. “Silicon Valley Bank is committed to providing life science companies at all stages of growth with the right financial products and services for their specific needs. We look forward to building a longstanding relationship with the Alimera team.”
“MidCap Financial is truly pleased to have Alimera as a portfolio company,” said Chris York, Managing Director, MidCap Financial, LLC. “By working closely with Alimera and Silicon Valley Bank, we were able to develop a financing that supports the Company as it prepares to commercialize Iluvien.”
About Alimera Sciences, Inc.

Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently, the Company is focused on diseases affecting the back of the eye, or retina. Its advanced product candidate, Iluvien®, is an intravitreal insert containing fluocinolone acetonide, a non-proprietary corticosteroid with demonstrated efficacy in the treatment of ocular disease. Iluvien® is in development for the treatment of diabetic macular edema (DME), a disease of the retina that affects individuals with diabetes and can lead to severe vision loss and blindness.
About Silicon Valley Bank
Silicon Valley Bank is the premier commercial bank for companies in the technology, life science, venture capital, private equity and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 26 U.S. offices and international operations in China, India, Israel and the United Kingdom. Silicon Valley Bank is a member of global financial services firm SVB Financial Group (NASDAQ: SIVB), with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services. More information on the company can be found at www.svb.com.
Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Financial Group is also a member of the Federal Reserve System.
About MidCap Financial, LLC
MidCap Financial is a commercial finance company focused on middle market lending in healthcare and other specialty vertical markets. MidCap specializes in middle market loans in the $10 million to $200 million range. Its principal officers are all veterans of the health care finance industry, having worked together at three healthcare finance companies previously. The company is headquartered in Bethesda, MD, with offices in Chicago and Los Angeles.
MidCap Financial focuses on investments in four areas:
•	Real estate loans secured by senior housing, skilled nursing facilities and medical office buildings;

•	Working capital loans collateralized by third-party accounts receivable and other assets;

•	Leveraged loans to healthcare companies backed by private equity sponsors; and

•	Life sciences loans, primarily to pharmaceutical, biotech and medical device companies.
Additional information about MidCap Financial can be found at www.midcapfinancial.com.
Forward Looking Statements
This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s future results of operations and financial position, business strategy and plans and objectives of management for Alimera’s future operations. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “likely,” “will,” “would,” “could,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The events and circumstances reflected in Alimera’s forward-looking statements may not occur and actual results could differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, delay in or failure to obtain regulatory approval of Alimera’s product candidates, uncertainty as to Alimera’s ability to commercialize, and market acceptance of, its product candidates, the extent of government regulations, uncertainty as to the relationship between the benefits of Alimera’s product candidates and the risks of their side-effect profiles, dependence on third-party manufacturers to manufacture Alimera’s product candidates in sufficient quantities and quality, uncertainty of clinical trial results, limited sales and marketing infrastructure, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, which are on file with the Securities and Exchange Commission (SEC) and are available on the SEC’s website at www.sec.gov. Additional factors may also be set forth in those sections of Alimera’s quarterly report on Form 10-Q for the quarter ended September 30, 2010 to be filed with the SEC.
All forward-looking statements contained in this press release are expressly qualified by the above paragraph in their entirety. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.